UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)*

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

JOHN M. FIFE

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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*Note: The original filing of this Schedule 14A on January 22, 2010 was inadvertently mislabeled as Amendment No. 1. In fact, the January 22, 2010 filing was not an Amendment but was the original filing.

Information Concerning Participants in the Solicitation of Proxies by

John M. Fife and Affiliated Persons in Connection with the 2010 Annual Meeting of Stockholders of United American Healthcare Corporation

(Furnished pursuant to Rule 14a-12 of the Securities Exchange Act of 1934)

This Amendment to Schedule 14A amends the Initial Schedule 14A filed with the Securities and Exchange Commission on January 22, 2010 and relates to the solicitation of proxies by Mr. John M. Fife (“Fife”) and persons affiliated with Mr. Fife at the 2010 Annual Meeting of Stockholders of United American Healthcare Corporation (“UAHC”) scheduled to be held on April 23, 2010, including any and all adjournments, postponements, continuations or rescheduling thereof, or any other meeting of stockholders held in lieu thereof (the “Annual Meeting”).

Mr. Fife is the beneficial owner of 1,882,583 shares of UAHC which in the aggregate represents approximately 23.13% of the outstanding shares of UAHC as of February 12, 2010 (based on 8,137,903 stated to be the number of outstanding shares of UAHC as set forth by UAHC in its 10-Q for the quarter ended December 31, 2010, filed with the Securities and Exchange Commission on February 16, 2010). On March 19, 2010, Mr. Fife assigned beneficial ownership in 1,047,019 Shares to St. George Investments, LLC (“St. George”), an entity that is owned and controlled by Mr. Fife; and Iliad Research and Trading, L.P. (“Iliad”), an entity that is also owned and controlled by Mr. Fife, assigned beneficial ownership in 835,564 Shares to St. George.

On March 19, 2010, Mr. Fife delivered a letter to the Secretary of UAHC that states that he withdraws the names of the individuals he had proposed to stand for election at the Annual Meeting.

St. George entered into a Voting and Standstill Agreement with UAHC on March 19, 2010 (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, St. George and its affiliates, including Mr. Fife and Iliad, will vote its 23.13% stake in favor of the slate of nominees proposed by UAHC’s Board of Directors (the “Board”), and will vote in accordance with the recommendations of the Board on all motions brought to a vote of the shareholders for at least 18 months, unless UAHC is in default under the terms of the Voting Agreement. In addition, St. George, on behalf of itself and its affiliates, including Mr. Fife and Iliad, has agreed to suspend all insurgent activities for at least 18 months, and to limit its stock ownership from open market purchases to 35% of the outstanding common stock for at least this 18 month period, unless UAHC is in default under the terms of the Voting Agreement. See Schedule 13D, Amendment No. 6 filed with the Securities and Exchange Commission by Mr. Fife for other important information pertaining to the Voting Agreement.

Mr. John M. Fife is a resident of Chicago, Illinois, a U.S. citizen, and a professional investor. Mr. Fife is President of CVM, Inc. (“CVM”), which is the manager of Chicago Venture Management, LLC. Chicago Venture Management, LLC is the general partner of Chicago Venture Partners, L.P., a private equity fund based in Chicago, Illinois. Mr. Fife has served as the President of CVM, Inc. since 1998. Mr. Fife is also the Chairman of Typenex Medical, LLC, the Chairman of Pulse Systems, LLC and a board member of Strategix Performance, Inc., all of which are portfolio companies of Chicago Venture Partners, L.P. Mr. Fife also controls Iliad Research and Trading, L.P., a Delaware limited partnership (“Iliad”), which is engaged in the investment management business for the proprietary account of Mr. John M. Fife; and Mr. Fife controls Iliad Management, LLC, a Delaware limited liability company, which is the general partner of Iliad and manages the affairs of Iliad; and Mr. Fife controls Fife Trading, Inc., an Illinois corporation, which is the manager of Iliad Management. Fife Trading, Inc. is also the manager of St. George Investments, LLC (“St. George”), an Illinois limited liability company. Mr. Fife is the sole member of St. George. St. George invests in publicly traded companies for the proprietary account of Mr. Fife.

Mr. Fife is also the President of Utah Resources International, Inc., a Utah-based real estate and oil & gas investment company. Mr. Fife has served in that position since 1996. Mr. Fife is also the President of Property Tax Assessor Records Corp. He has served in that position since 1992. Mr. Fife received a B.S. from Brigham Young University and a M.B.A. from Harvard University.

Additional Information:

Mr. Fife refers readers to the Schedule 13D, Amendment No. 6, AS IT CONTAINS IMPORTANT INFORMATION. Copies of any documents filed by Mr. Fife with the Securities and Exchange Commission are available free of charge through the web site maintained by the Securities and Exchange Commission at www.sec.gov, by calling the Securities and Exchange Commission at telephone number 800-SEC-0330.